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                                                                   EXHIBIT 10.33
[US CAN LETTERHEAD]
United States Can Company






                                  July 7, 1998




Mr. John Workman
870 Maryknoll Circle
Glen Ellyn, IL  60137

Dear John,

It is my pleasure to confirm our offer, and your acceptance, to join U.S. Can as Executive Vice President and Chief Financial Officer. Following are the details of the offer:

BASE SALARY:    $300,000.00  Reviewed annually

SIGNING BONUS:  $ 60,000.00  Payable upon your joining the company.

BONUS ON 1/99:  $100,000.00  Payable 1/99
Future bonuses to be determined by revised compensation program, but will have a target of 50% of base.

CAR ALLOWANCE:  $900.00 net per month

INITIAL STOCK OPTION AWARD: 75,000 options with the maximum number being incentive stock options that vest over three years -- one-third each year.

INCENTIVE TO PURCHASE STOCK: For every share of U.S. Can stock you purchase on your own, up to $100,000.00, you will receive three stock option shares with a strike price equal to the price you paid. These options vest immediately.

SEVERANCE OR CHANGE OF CONTROL: There will be a separate agreement with you that will provide eighteen months of salary continuance in the event of severance without cause or a change in control that results in severance, reductions in salary or benefits, reduced responsibility, etc.

OTHER: You will receive all other benefits customary for company executive officers.


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John, it's exciting having someone of your talents and drive joining us at
U.S. Can.  We're going to have a lot of fun.

                                          Sincerely,

                                          UNITED STATES CAN COMPANY



                                          /s/ Paul W. Jones
                                          -----------------------------------
                                          Paul W. Jones, Chairman,
                                          President & Chief Executive Officer



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